SCP Pool Corporation

Craig K. Hubbard
Chief Financial Officer
985-892-5521 x 5117
craig.hubbard@scppool.com

SCP POOL CORPORATION ANNOUNCES CANADIAN ACQUISITION

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COVINGTON, LA (May 6, 2003) - SCP Pool Corporation (Nasdaq/NM:POOL) announced today the acquisition of Les Industries R.P. Inc., a Quebec based swimming pool company with approximately $10 million in annual sales.

Manuel J. Perez de la Mesa, President and CEO, stated, “This acquisition is consistent with SCP’s strategy for entering new pool distribution markets and brings with it Les Industries R.P.’s very strong reputation in Canada”.

SCP Pool Corporation is the largest independent wholesale distributor of swimming pool supplies and related products. Currently, the Company operates 192 service centers in North America and Europe, through which it distributes more than 60,000 national brand and private label products to approximately 45,000 customers.